Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Barclays Intermediate Government/Credit Bond
Fund   (ISHIGOVCR)
BlackRock Managed Volatility - Fixed Income Portfolio   (BR_AA_FI)
iShares Barclays Intermediate Credit Bond Fund   (ISHICRED)
iShares Barclays Aggregate Bond Fund   (ISHAGG)
BlackRock Strategic Income Opportunities Portfolio   (BR-SIP)
Master Total Return Portfolio of Master Bond LLC   (MF-BOND)

The Offering
Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
09-11-2012

Security Type:
BND/CORP

Issuer
Computer Sciences Corporation   (2022)

Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Merrill Lynch International

Affiliated Underwriter(s)
[X] PNC
[ } Other:

List of Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Barclays Capital Inc.,
Citigroup Global Markets Inc.,
Mitsubishi UFJ Securities (USA), Inc.,
RBS Securities Inc., Scotia Capital
(USA) Inc., BNY Mellon Capital Markets,
LLC, Danske Markets Inc., Goldman, Sachs
& Co., SMBC Nikko Capital Markets
Limited, UBS Securities LLC, Wells Fargo
Securities, LLC, Banca IMI S.p.A,
Commerz Markets LLC, Lloyds Securities
Inc., PNC Capital Markets LLC,
Standard Chartered Bank

Transaction Details
Date of Purchase
09-11-2012

Purchase Price/Share (per share / % of par)
$99.681

Total Commission, Spread or Profit
..65%

1.	Aggregate Principal Amount Purchased (a+b)
$28,000,000

a.	US Registered Funds  (Appendix attached with
individual Fund/Client purchase)
$7,445,000

b.	Other BlackRock Clients
$20,555,000

2.	Aggregate Principal Amount of Offering
$350,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0800

Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction
types (see Definitions):
[X]	U.S. Registered Public Offering[Issuer must have 3 years of
continuous operations]
[ ]	Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ]	Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ]	Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ]	Government Securities Offering

Timing and Price (check ONE or BOTH)
[X]	The securities were purchased before the end of the
first day on which any sales were made, at a price that
was not more than the price paid by each other
purchaser of securities in that offering or in any
concurrent offering of the securities; and
[ ]	If the securities are offered for subscription upon
exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:                  Dillip Behera
Date: 09-13-2012               Global Syndicate Team Member




Approved by:                   Yesenia Peluso
Date: 9-20-12                  Senior Global Syndicate Team Member